UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. ___)
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Synthesis Energy Systems, Inc.

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SYNTHESIS ENERGY SYSTEMS, INC.
Three Riverway, Suite 300
Houston, Texas 77056
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held December 16, 2009

You are cordially invited to attend the annual meeting of the stockholders of Synthesis Energy Systems, Inc., which will be held at 10:00 a.m. Central time on December 16, 2009, at our offices at Three Riverway, Suite 300, Houston, Texas 77056, for the following purposes:
1.	To elect six directors;

2.	To approve an amendment to our Certificate of Incorporation to increase the number of authorized shares of common stock, par value $.01 per share, from 100,000,000 to 200,000,000;

3.
To approve an amendment to our Certificate of Incorporation to authorize a class of preferred stock, consisting of 20,000,000 authorized shares, which may be issued in one or more series, with such rights, preferences, privileges and restrictions as shall be fixed by our Board of Directors;

4.	To ratify the selection of PricewaterhouseCoopers LLP to serve as our independent registered public accountants for the year ended June 30, 2010; and

5.	To consider and act on such other business as may properly come before the meeting or any adjournment or postponement of the meeting.
If you were a stockholder at the close of business on October 23, 2009, you are entitled to notice of and to vote at the meeting. A stockholders’ list will be available at our offices, Three Riverway, Suite 300, Houston, Texas 77056, for a period of ten days prior to the meeting or any adjournment or postponement of the meeting. The stockholders’ list will also be available for inspection at the meeting.
Your vote is important. Whether or not you expect to attend the meeting, please sign and date the enclosed proxy card and return it to us promptly. A stamped envelope has been provided for your convenience. The prompt return of proxies will ensure a quorum and save us the expense of further solicitation.

By Order of the Board of Directors,

/s/ Robert Rigdon
Robert Rigdon
President and Chief Executive Officer
October 30, 2009

SYNTHESIS ENERGY SYSTEMS, INC.
THREE RIVERWAY, SUITE 300
HOUSTON, TEXAS 77056
PROXY STATEMENT
Our Board of Directors (the “Board”) is soliciting proxies for the annual meeting of our stockholders for the year ended June 30, 2009 (the “Annual Meeting”) to be held at our offices at Three Riverway, Suite 300, Houston, Texas 77056, on December 16, 2009, and at any adjournment or postponement thereof, for the purposes set forth in the accompanying notice. This proxy statement and the accompanying proxy card are first being mailed to stockholders on or about October 30, 2009. Because many stockholders are unable to attend the Annual Meeting, the Board solicits proxies to ensure that each stockholder has an opportunity to vote on all matters scheduled to come before the Annual Meeting. We will bear the costs of the proxy solicitation. Stockholders are urged to read carefully the material in this proxy statement.
QUESTIONS AND ANSWERS
Q:	Who can attend and vote at the Annual Meeting?

A:
You can attend and vote at the Annual Meeting if you were a stockholder at the close of business on the record date, October 23, 2009. On that date, there were 48,217,512 shares of common stock outstanding and entitled to vote at the Annual Meeting.

Q:	What am I voting on?

A:	You are voting on:
•	The election of six directors;

•	The approval of an amendment to our Certificate of Incorporation to increase the number of authorized shares of our common stock;

•	The approval of an amendment to our Certificate of Incorporation to authorize a class of preferred stock; and

•	The ratification of PricewaterhouseCoopers LLP to serve as our independent registered public accountants for the year ended June 30, 2010.

Q:	How do I cast my vote?

A:
If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered the registered stockholder for those shares. As the registered stockholder, you have the right to vote those shares and we will send you the proxy materials and a proxy card.

Many stockholders hold their shares through a broker, bank, trustee or other nominee, rather than registered directly in their name. In that case, you are considered the beneficial owner of shares held in street name, and the proxy materials are being forwarded to you by your broker, bank, trustee or other nominee, together with a voting instruction card. As the beneficial owner, you are entitled to direct the voting of your shares held in street name by your broker, bank, trustee or other nominee. Because a beneficial owner is not the registered stockholder, you may not vote those shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker, bank, trustee or other nominee that holds your shares, giving you the right to vote the shares directly. Accordingly, to vote in person, you will need to contact your broker, bank, trustee or other nominee to obtain a legal proxy, and present the proxy at the Annual Meeting in order to receive a ballot to vote at the Annual Meeting.

We recommend that you vote your shares in advance of the Annual Meeting, using the voting methods described below.
Q:	What voting methods are available?

A:
We send proxy cards to all registered stockholders to enable them to vote their shares. Stockholders who submit a proxy card need not vote at the Annual Meeting. However, we will pass out written ballots to any registered stockholder or holder of a legal proxy who wishes to vote in person at the Annual Meeting.

Q:	Can I vote by telephone or via the Internet?

A:	We will only accept votes submitted by proxy card.

Q:	Are the proxy materials available on the Internet?

A:
Pursuant to new rules promulgated by the Securities and Exchange Commission (the “SEC”), we are providing access to our proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of our proxy materials on the Internet. This proxy statement and a copy of our Annual Report are available on the home page of our web site at www.synthesisenergy.com. Additionally, and in accordance with new SEC rules, we maintain the proxy materials on our web site in a manner that will not infringe on your anonymity if you access them.

Q:	How will the proxy holders vote my shares?

A:
The proxy holders designated on the proxy card will vote your shares in accordance with the votes you submit by proxy card. If you sign and return your proxy card but do not indicate voting instructions on one or more of the matters listed, the proxy holders will vote your uninstructed shares for each of the Board’s nominees for election as a director, for the approval of the amendment to our Certificate of Incorporation to increase the number of authorized shares of our common stock, for the approval of the amendment to our Certificate of Incorporation to authorize a class of preferred stock, and for the ratification of PricewaterhouseCoopers LLP to serve as our independent registered public accountants for the year ended June 30, 2010. If you hold your shares through a broker and do not provide your broker with specific voting instructions, under the rules that govern brokers in such circumstances, your broker will have the discretion to vote such shares on routine matters, but not on non-routine matters. As a result:

•
Your broker will have the authority to exercise discretion to vote your shares with respect to Proposal 1 (election of directors) and Proposal 4 (ratification of our independent registered public accountants) because they involve matters that are considered routine.

•
Your broker will not have the authority to exercise discretion to vote your shares with respect to Proposals 2 and 3 (each for approval of an amendment to our Certificate of Incorporation) because they each involve a non-routine matter.

As the proposals to be acted upon at the Annual Meeting include both routine and non-routine matters, we anticipate that a broker will turn in a proxy card for uninstructed shares that votes “FOR” the election of directors and ratification of our independent registered public accountants, but expressly states that the broker is NOT voting on the approval of either of the proposals to amend our Certificate of Incorporation. The broker’s instructions with respect to the approval of the two proposals to amend the Certificate of Incorporation in this case are referred to as “broker non-votes.” As discussed in more detail below, shares that constitute broker non-votes are not included in the tabulation of the vote on that proposal.
Q:	How does the Board recommend I vote on the proposal?

A:
The Board recommends you vote “FOR” each of the nominees to the Board, “FOR” the approval of the amendment to the Certificate of Incorporation to increase the number of authorized shares of common stock, “FOR” the approval of the amendment to the Certificate of Incorporation to authorize a class of preferred stock and “FOR” the ratification of our independent registered public accountants for the year ended June 30, 2010.

Q:	Can I revoke my proxy?

A:	Yes. If you are a registered stockholder, you can revoke your proxy at any time before it is exercised by:
•	submitting a properly signed proxy card with a more recent date;

•	giving written notice of your revocation before the Annual Meeting to Ann Tanabe, our Vice President of Investor Relations, at our offices, Three Riverway, Suite 300, Houston, Texas 77056; or

•	attending the Annual Meeting and voting your shares in person.
If you are a beneficial owner, please refer to the voting instructions provided by your individual broker, bank, trustee or other nominee for their procedures for revoking or changing your vote.

Q:	Who will count the votes?

A:	One of our officers will act as the inspector of the election and will count the votes.

Q:	What is a “quorum?”

A:
A quorum is the presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock as of the record date. There must be a quorum for the Annual Meeting to be held. If you submit a valid proxy card or attend the Annual Meeting, your shares will be counted to determine whether there is a quorum. Abstentions and broker non-votes will be counted toward the quorum.

Q:	What vote is required to approve each item?

A:
Election of Directors. The six nominees for election as directors at the Annual Meeting who receive the greatest number of votes cast by the stockholders, a plurality, will be elected as our directors. You may vote “FOR” all nominees, “AGAINST” all nominees or withhold your vote for any one or more of the nominees. Abstentions and broker non-votes will not affect the outcome of the election of directors.

Proposed Amendments to our Certificate of Incorporation. The affirmative vote of the holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting is required to approve each of the proposals to amend our Certificate of Incorporation. For the adoption of each of the amendments to our Certificate of Incorporation, you may vote “FOR” or “AGAINST” or abstain from voting. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” the ratification of each of the amendments to our Certificate of Incorporation.
Ratification of PricewaterhouseCoopers LLP to serve as our independent registered public accountants for the year ended June 30, 2010. The affirmative vote of the holders of a majority of the shares of common stock entitled to vote and represented at the Annual Meeting, in person or by proxy, is required to approve the ratification of the independent registered public accountants for the year ended June 30, 2010. For the ratification of PricewaterhouseCoopers LLP to serve as our independent registered public accountants for the year ended June 30, 2010, you may vote “FOR” or “AGAINST” or abstain from voting. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” the ratification of our independent registered public accountants for the year ended June 30, 2010.

Q:	What shares are included on my proxy card?

A:	Your proxy card represents all shares registered to your account with the same social security number and address.

Q:	What does it mean if I get more than one proxy card?

A:
Your shares are probably registered in more than one account. You should vote each proxy card you receive. We encourage you to consolidate all your accounts by registering them in the same name, social security number and address. This can be accomplished by contacting your stock broker.

Q:	How many votes can I cast?

A:	On all matters you are entitled to one vote per share of common stock.

Q:	When are stockholder proposals due for the Annual Meeting of Stockholders for the year ended June 30, 2010?

A:
If you want to present a proposal from the floor at the Annual Meeting of Stockholders for the year ended June 30, 2010, you must give us written notice of your proposal no later than September 17, 2010 and no earlier than August 18, 2010 and follow the procedures specified in our Amended & Restated Bylaws (the “Bylaws”). If instead of presenting your proposal at the meeting you want your proposal to be considered for inclusion in next year’s proxy statement, you must submit the proposal in writing to the Vice President of Investor Relations so that it is received by August 18, 2010. Your notice should be sent to the Vice President of Investor Relations, Synthesis Energy Systems, Inc., Three Riverway, Suite 300, Houston, Texas 77056. See “Other Information — Stockholder Proposal Information.”

Q:	Where can I find the voting results of the Annual Meeting?

A:	The preliminary voting results will be announced at the Annual Meeting. The final results will be published in our quarterly report on Form 10-Q for the quarter ended December 31, 2009.

A copy of the Annual Report, which includes the Form 10-K of Synthesis Energy Systems, Inc. for the fiscal year ended June 30, 2009, is being mailed with this proxy statement. You may receive an additional copy of the Form 10-K and other information at no charge upon request directed to: Ann Tanabe, Vice President of Investor Relations, Synthesis Energy Systems, Inc., Three Riverway, Suite 300, Houston, Texas 77056.

Proposal 1
ELECTION OF DIRECTORS
At the Annual Meeting, six directors are to be elected. The Board was expanded from six to seven directors in August 2009 in connection with the appointment of Robert Rigdon. Timothy E. Vail, a director since 2005, is not standing for re-election, but has indicated that he will serve until the end of his term, which will expire at the meeting. Each director is to hold office until the next annual meeting of stockholders or until his or her successor is elected and qualified. The persons designated as proxies on the accompanying proxy card intend, unless authority is withheld, to vote for the election of the nominees named below to the Board. If any nominee should become unavailable for election, the proxy may be voted for a substitute nominee as the Nominating and Governance Committee may recommend and the independent members of the Board may nominate, or the Board may be reduced accordingly. The Nominating and Governance Committee, which consists solely of directors that are independent within the meaning of Rule 4200 of The NASDAQ Stock Market Rules, recommended the nomination of the six directors to the Board. Based on that recommendation, the Board nominated such directors for election at the Annual Meeting. The nominees have consented to be nominated and have expressed their intention to serve if elected. We have no reason to believe that any of the nominees will be unable to serve if elected to office and, to our knowledge, the nominees intend to serve the entire term for which election is sought. Only the nominees or substitute nominees designated by the Board will be eligible to stand for election as directors at the Annual Meeting. All nominees are currently directors. See “Other Information — Stockholder Proposal Information.”
Nominees
Certain information regarding the nominees is set forth below:

Name	Age	Position	Director Since
Lorenzo Lamadrid	58	Chairman of the Board	2005
Robert Rigdon	51	President, Chief Executive Officer and Director	2009
Donald Bunnell	44	President, Chief Executive Officer — Asia Pacific and Director	2003
Michael Storey (1)	68	Director	2005
Denis Slavich (1)	69	Director	2005
Harry Rubin (1)	56	Director	2006

(1)	Member of the Compensation Committee, Nominating and Governance Committee and Audit Committee of the Board.

Lorenzo Lamadrid. Mr. Lamadrid has been the Chairman of the Board since April 2005. Since 2001, Mr. Lamadrid has been the Managing Director of Globe Development Group, LLC, a firm that specializes in the development of large scale energy, power generation, transportation and infrastructure projects in China and provides business advisory services and investments with a particular focus on China. Mr. Lamadrid has also been a director of Flow International Corporation since January 2006. Mr. Lamadrid has been a member of the International Advisory Board of Sirocco Aerospace, an international aircraft manufacturer and marketer, since mid-2001. He previously served as President and Chief Executive Officer of Arthur D. Little, a management and consulting company, from 1999 to 2001, as President of Western Resources International, Inc. from 1996 through 1999 and as Managing Director of The Wing Group from 1993 through 1999. The Wing Group was a leading international electric power project-development company that was sold to Western Resources in 1999. Prior to that, he was with General Electric from 1984 to 1993 serving as corporate officer, Vice President and General Manager at GE Aerospace for Marketing and International Operations, and as General Manager of Strategic Planning and Business Development of GE’s International Sector. Prior to joining GE, Mr. Lamadrid was a senior Manager at the Boston Consulting Group where he worked from 1975 to 1984. Mr. Lamadrid holds a dual bachelor’s degree in Chemical Engineering and Administrative Sciences from Yale University, an M.S. in Chemical Engineering from the Massachusetts Institute of Technology and an M.B.A. in Marketing and International Business from the Harvard Business School.
Robert Rigdon. Mr. Rigdon is our President and Chief Executive Officer and is also a director. Mr. Rigdon joined us as a director in August 2009, and has served as President and Chief Executive Officer since March 31, 2009. Prior to that, he served as Chief Operating Officer since November 2008 and as Senior Vice President of Global Development since May 2008, where he was responsible for overseeing all aspects of our current and future coal gasification projects worldwide. From June 2004 until joining us, Mr. Rigdon worked for GE Energy in a variety of capacities, including Manager—Gasification Engineering, Director—IGCC Commercialization, and Director—Gasification Industrials and Chemicals Business. For the 20 years previous to this, Mr. Rigdon worked for Texaco, and later ChevronTexaco, as an engineer and in the Worldwide Power & Gasification group, where he ultimately became Vice President—Gasification Technology for the group. Mr. Rigdon is a mechanical engineer with a B.S. from Lamar University.
Donald Bunnell. Mr. Bunnell is our President and Chief Executive Officer—Asia Pacific, a director and one of our co-founders. From 2001 until our founding in 2003, Mr. Bunnell was the Asia Business Development Vice President for BHP Billiton’s aluminum group. Between 1997 and 2001, Mr. Bunnell served in various capacities, including Vice President in charge of Enron China’s power group, and Country Manager, with the power development team of Enron Corporation. During this time, Mr. Bunnell spent three years leading the Enron/Messer/Texaco consortium for the Nanjing BASF Project. From 1995 to 1997, Mr. Bunnell was a manager with Coastal Power Corporation (now part of El Paso Corporation) in Beijing, where he was involved in development of gas turbine power plants and other power projects. Mr. Bunnell has practiced law in Hong Kong, advising clients on China investments, prior to entering the power business. Mr. Bunnell is fluent in Mandarin Chinese, has lived in China for over 14 years, and has 10 years of experience in the China power industry developing projects and managing joint ventures. Mr. Bunnell graduated from Miami University with a B.A. and from the William & Mary School of Law with a J.D.

Michael Storey. Mr. Storey has served as one of our directors since November 2005. From June 2002 through November 2005, he was a partner with Union Charter Financial. From 2000 to 2004, he served as President and CEO of Inmarsat Ventures, a global communications company. He resigned in March 2004, but continued as an advisor until March 2006. From 1993 to 1999, Mr. Storey ran several telecommunications businesses during European deregulation that became MCI Europe and is now Verizon Communications. In 1984, Mr. Storey and a partner established City Centre Communications, a business in the cable television and telecommunications industry. The business was grown through several acquisitions of franchises before the business was sold in 1992 to Videotron and Bell Canada. He served as a Director and later as Chairman of the Cable Communications Association from 1983 to 1990, representing all the investors in the U.K. cable industry. Starting in 1972, Mr. Storey served for 10 years as a Vice President and Partner of Booze Allen Hamilton International Management Consultants. He is also currently the non-executive Chairman of Impello Plc, an independent utility company in the United Kingdom. Mr. Storey is a graduate of King’s Fund Administrative Staff College and has an M.B.A. from the University of Chicago. From 1958 to 1968, he worked in the healthcare industry, operating hospitals in the U.K., Middle East and North America. He also holds two professional certifications: Professionally Qualified Hospital Administrator and Professionally Qualified Personnel Manager.
Denis Slavich. Mr. Slavich has served as a director since November 2005 and currently serves as the Chairman of the Audit Committee. Mr. Slavich has over 35 years of experience in large scale power generation development. He is currently an international consultant to a number of U.S. and China-based companies engaged in cross border transactions, as well as an advisor and board member for a number of additional firms. He has also served as a director of China Advanced Construction Materials Group, Inc., a company traded on the OTC Bulletin Board, since September 2009. From 1998 to 2000, Mr. Slavich was the CFO and director of KMR Power Corporation and was responsible for the development of an international IPP company that developed projects in Columbia as well as other areas. From 2000 until 2002, he served as Vice President and CFO of BigMachines Inc., a software company, and from 2001 until the present, he has served as Chairman of Leading Edge Technologies, a desalination technology company, and has recently served as its CEO. Mr. Slavich also served as acting President for Kellogg Development Corporation, a division of M.W. Kellogg, during 1997. From 1991 to 1995, Mr. Slavich was also a Vice President of Marketing for Fluor Daniel. From 1971 to 1991, Mr. Slavich served in various executive positions at Bechtel Corporation including Sr. VP, CFO, and director and Sr. VP and manager of the International Power Division. Mr. Slavich received his Ph.D. from Massachusetts Institute of Technology, his M.B.A. from the University of Pittsburgh and his B.S. in Electrical Engineering from the University of California at Berkeley.
Harry Rubin. Mr. Rubin has served as a director since August 2006. Mr. Rubin is currently Chairman of Henmead Enterprises, in which capacity he advises various companies regarding strategy, acquisitions and divestitures. He currently serves as a Director of Image-Metrics Plc, and has held board positions at a number of private and public companies such as the A&E Network, RCA/Columbia Pictures Home Video and the Genisco Technology Corporation. He was a founding partner of the Boston Beer Company. In the 12 years prior to 2006, Mr. Rubin held various senior management roles in the computer software industry, including Senior Executive Vice President and Chief Operating Officer of Atari, and President of International Operations and Chief Financial Officer for GT Interactive Software. Mr. Rubin entered the computer software business in 1993 when he became Executive VP for GT Interactive Software as a start-up company, and played a leadership role in GT’s progression as the company went public in 1995 and became one of the largest industry players. Prior to 1993, he held various senior financial and general management positions at RCA, GE and NBC. He is a graduate of Stanford University and Harvard Business School.

Vote Required
The six nominees for election as directors at the Annual Meeting who receive the greatest number of votes cast by the stockholders, a plurality, will be elected as our directors. If you hold your shares through a broker, bank, trustee or other nominee and you do not instruct them how to vote on this proposal, your broker may have authority to vote your shares. You may vote “FOR” all nominees, “AGAINST” all nominees or withhold your vote for any one or more of the nominees. Abstentions and broker non-votes will not affect the outcome of the election of directors.
Board Recommendation
The Board recommends a vote “FOR” each nominee to the Board.
Communicating with the Board
Stockholders who wish to communicate to the Board should do so in writing to the following address:
[Name of Director(s) or Board of Directors]
Synthesis Energy Systems, Inc.
Attn: Vice President of Investor Relations
Three Riverway, Suite 300
Houston, Texas 77056
All such communications are logged and those not deemed frivolous, threatening or otherwise inappropriate are forwarded to the Chairman of the Nominating and Governance Committee for distribution.
Board Member Attendance at Annual Meeting of Stockholders
Although we do not have a formal policy regarding attendance by members of the Board at our annual meeting of stockholders, we encourage directors to attend. Each of our directors attended the Annual Meeting of Stockholders for the year ended June 30, 2008.
Director Independence
The Board has determined that the following members are independent within the meaning of Rule 4200 of the NASDAQ Stock Market Rules: Lorenzo Lamadrid, Michael Storey, Denis Slavich and Harry Rubin.

Director Compensation
Prior to March 31, 2009, independent directors, other than Mr. Lamadrid, received a quarterly cash payment of $1,500 as reimbursement for expenses incurred in connection with their service on the Board. In addition, upon appointment to the Board, directors received a one-time option to acquire 160,000 shares of common stock. They also received a one-time option to acquire 40,000 shares of common stock if they serve as the chairperson of a committee of the Board. Additional options grants to directors were determined on an annual basis. Effective March 31, 2009, the Board, and the compensation committee thereof approved a new compensation plan for the members of the Board. Under the new plan approved by the Board, (i) the prior cash payments to directors other than Mr. Lamadrid will be continued, (ii) non-executive directors who serve as chair of a Board committee will receive an annual grant of stock options with an aggregate value of $100,000 and (iii) all other non-executive directors will receive an annual grant of stock options with an aggregate value of $90,000, in each case based on a fair market valuation and the exercise price in the grant, while non-independent, executive directors will continue to receive no compensation for their service on the Board. The options shall vest as to 25% of the shares on each of March 31, June 30, September 30 and December 31 in the year of grant and the exercise price shall be determined based on the closing price on the date of the grant. The initial grants were made effective March 31, 2009 at an exercise price of $0.66 per share. In addition, Mr. Lamadrid has a consulting agreement with us for his service as Chairman of the Board. For more on director compensation, see below under “Other Information—Summary Compensation for the Year Ended June 30, 2009—Director Compensation.”
Meeting Attendance and Board Committees
Meetings of the Board. During the year ended June 30, 2009, the Board held four meetings. All directors attended at least 75 percent of the total meetings of the Board and the committees on which they serve for the year ended June 30, 2009. We believe that attendance at meetings of the Board is only one criterion for judging the contribution of individual directors and that all directors have made substantial and valuable contributions.
Audit Committee. During the year ended June 30, 2009, the members of the Audit Committee of the Board (the “Audit Committee”) were Michael Storey, Denis Slavich and Harry Rubin. The Board has determined that Denis Slavich is an audit committee financial expert under Item 407(d) of Regulation S-K of the SEC. All of the members of the Audit Committee were and are independent within the meaning of Rule 4200 of The NASDAQ Stock Market Rules. The Audit Committee operates under a written charter adopted by the Board which is available at the “Corporate Governance” section of our website at www.synthesisenergy.com. The Audit Committee met six times during the year ended June 30, 2009.
The primary purpose of the Audit Committee is to assist the Board in overseeing (a) the integrity of our financial statements, (b) our compliance with legal and regulatory requirements, (c) the qualifications and independence of the independent registered public accountants and (d) the performance of our internal auditors (or other personnel responsible for the internal audit function).

Compensation Committee. During the year ended June 30, 2009, the members of the Compensation Committee of the Board (the “Compensation Committee”) were Michael Storey, Denis Slavich and Harry Rubin. All of the members were and are independent within the meaning of Rule 4200 of the NASDAQ Stock Market Rules. The Compensation Committee operates under a written charter adopted by the Board which is available at the “Corporate Governance” section of our website at www.synthesisenergy.com. The Compensation Committee met four times during the year ended June 30, 2009.
The primary purpose of the Compensation Committee is to provide oversight on the broad range of matters surrounding the compensation of management, including recommending to the Board the compensation for our chief executive officer and approving the compensation and employee benefits for our other executive officers and employees. The Compensation Committee’s processes and procedures for determining executive compensation are described below in “Other Information — Executive and Director Compensation — Compensation Committee Report.”
Nominating and Governance Committee. During the year ended June 30, 2009, the members of the Nominating and Governance Committee of the Board (the “Nominating and Governance Committee”) were Michael Storey, Denis Slavich and Harry Rubin. All of the members of the Nominating and Governance Committee were and are independent within the meaning of Rule 4200 of the NASDAQ Stock Market Rules. The Nominating and Governance Committee operates under a written charter adopted by the Board which is available at the “Corporate Governance” section of our website at www.synthesisenergy.com. The Nominating and Governance Committee met four times during the year ended June 30, 2009.
The primary purpose of the Nominating and Governance Committee is to provide oversight on the broad range of matters surrounding the composition and operation of the Board. These matters include identifying individuals qualified to become Board members, recommending to the Board director nominees, and recommending to the Board a set of corporate governance principles applicable to us.
Director Nominations Process. Nominating functions are handled by the Nominating and Governance Committee pursuant to its charter. Our Bylaws also contain provisions that address the process by which a stockholder may nominate an individual to stand for election to the Board at our annual meeting of stockholders. Historically, we have not had a formal policy concerning stockholder recommendation to the Nominating and Governance Committee (or its predecessors), other than the provisions contained in our Bylaws. To date, we have not received any recommendations from stockholders requesting that the Nominating and Governance Committee (or any predecessor) consider a candidate for inclusion among the Nominating and Governance Committee’s slate of nominees in our proxy statement, and therefore we believe that, other than the provisions contained in our Bylaws, no formal policy concerning stockholder recommendations is needed. There are no differences in the criteria used by the Nominating and Governance Committee when evaluating nominations made by our stockholders.

In evaluating director nominees, the Nominating and Governance Committee considers the following factors:
•	the appropriate size of the Board;
•	our needs with respect to the particular talents and experience of our directors;
•
the knowledge, skills and experience of nominees, including experience in technology, business, finance, administration or public service, in light of prevailing business conditions and the knowledge, skills and experience already possessed by other members of the Board;

•	familiarity with our business and industry;
•	experience with accounting rules and practices; and
•	the desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members.
The goal of the Nominating and Governance Committee is to assemble a Board that brings us a variety of perspectives and skills derived from high quality business and professional experience.
Other than the foregoing, there are no stated minimum criteria for director nominees, although the Nominating and Governance Committee may also consider such other factors as it deems to be in the best interests of us and our stockholders. The Nominating and Governance Committee does, however, believe it appropriate that a majority of the members of the Board meet the definition of “independent director” under the rules of The NASDAQ Stock Market. The Nominating and Governance Committee also believes it appropriate for certain key members of our management to participate as members of the Board.
The Nominating and Governance Committee identifies nominees by first evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. If any member of the Board does not wish to continue in service or if the Board decides not to re-nominate a member for re-election, the Nominating and Governance Committee identifies the desired skills and experience of a new nominee in light of the criteria above. Current members of the Nominating and Governance Committee and the Board are polled for suggestions as to individuals meeting such criteria. Research may also be performed to identify qualified individuals. In the past, we have also engaged third parties and search firms to identify or evaluate or assist in identifying potential nominees.

Our Bylaws provide that nominations for the election of directors may be made by any stockholder entitled to vote in the election of directors. However, a stockholder may nominate a person for election as a director at a meeting only if written notice of such stockholder’s intent to make such nomination has been given to our Vice President of Investor Relations as described under “Other Information — Stockholder Proposal Information” in this proxy statement. Pursuant to the requirements of our Bylaws, each notice must set forth: (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; and (b) as to the stockholder giving the notice, among other things, (i) the name and address, as they appear on our books, of such stockholder and (ii) the class and number of our shares that are beneficially owned by such stockholder and that are owned of record by such stockholder. There have not been any material changes to the procedures by which stockholders may recommend nominees to the Board since the Annual Meeting of Stockholders for the year ended June 30, 2008.
Code of Ethics. We have adopted a Code of Business and Ethical Conduct that applies to all of our employees, as well as each member of our Board. The Code of Business and Ethical Conduct is available at the “Corporate Governance” section of our website at www.synthesisenergy.com. We intend to post amendments to or waivers from the Code of Business and Ethical Conduct (to the extent applicable to our chief executive officer, principal financial officer or principal accounting officer) at this location on our website.
Where to Find Corporate Governance Information
The charters for our Audit Committee, Compensation Committee and Nominating and Governance Committee and our Code of Business and Ethical Conduct are available on our website at www.synthesisenergy.com under the “Corporate Governance” section. Copies of these documents are also available in print form at no charge by sending a request to Ann Tanabe, Vice President of Investor Relations, Synthesis Energy Systems, Inc., Three Riverway, Suite 300, Houston, Texas 77056, telephone (713) 579-0602.

Proposal 2
AMENDMENT TO CERTIFICATE OF INCORPORATION TO INCREASE NUMBER
OF AUTHORIZED SHARES OF COMMON STOCK
General
Our Certificate of Incorporation (the “Certificate”) currently authorizes the issuance of up to 100,000,000 shares of common stock. However, as of October 23, 2009, 48,217,512 shares of common stock were issued and outstanding and 4,999,697 shares were reserved for issuance under our 2005 Amended & Restated Incentive Plan, as amended (the “2005 Plan”), leaving 46,782,791 shares of common stock unissued and unreserved. In order to ensure sufficient shares of common stock will be available for issuance by us, the Board has approved, subject to stockholder approval, an amendment to the Certificate that increases the number of shares of such common stock authorized for issuance from 100,000,000 to 200,000,000.
We desire to authorize additional shares of common stock to ensure that enough shares will be available in the event the Board determines that it is necessary or appropriate to (i) raise additional capital through the sale of equity securities, (ii) acquire another company or its assets, (iii) provide equity incentives to employees and officers, (iv) permit future stock splits in the form of stock dividends or (v) satisfy other corporate purposes. The availability of additional shares of common stock is particularly important in the event that the Board needs to undertake any of the foregoing actions on an expedited basis and thus to avoid the time and expense of seeking stockholder approval in connection with the contemplated issuance of common stock.
The increase in authorized common stock will not have any immediate effect on the rights of existing stockholders. However, the Board will have the authority to issue authorized common stock without requiring future stockholder approval of such issuances, except as may be required by applicable law or The NASDAQ Stock Market. In particular, the rules of The NASDAQ Stock Market require that we obtain stockholder approval prior to the issuance of common stock in a private financing if (i) the common stock has or will have upon issuance voting power equal to or in excess of 20% of the voting power outstanding before the issuance or (ii) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance. To the extent that additional authorized shares are issued in the future, they may decrease the existing stockholders’ percentage equity ownership and, depending on the price at which they are issued, could be dilutive to the existing stockholders.
The amendment is not presently intended for the purposes of effecting an anti-takeover device and is not proposed in response to any specific takeover threat known to the Board. Furthermore, this proposal is not part of any plan by the Board to adopt anti-takeover devices, and the Board currently has no present intention of proposing anti-takeover measures in the near future.

The holders of common stock have no preemptive rights and the Board has no plans to grant such rights with respect to any such shares.
A copy of the amendment is attached to this proxy as Annex A and assumes that Proposal 3 is also approved at the Annual Meeting. This amendment to the Certificate is being submitted for your approval pursuant to the Delaware General Corporation Law and SEC rules.
No Appraisal Rights
Under Delaware law, our stockholders are not entitled to appraisal rights with respect to the increase to the number of authorized shares of common stock.
Vote Required
The approval of this amendment to the Certificate requires the affirmative vote of the holders of a majority of the outstanding shares entitled to vote at the Annual Meeting, in person or by proxy. For the approval of this amendment to the Certificate, you may vote “FOR” or “AGAINST” or abstain from voting. If you hold your shares in your own name and abstain from voting on this matter, your abstention will have the effect of a vote “AGAINST” this amendment. If you hold your shares through a broker, bank, trustee or other nominee and you do not instruct them on how to vote on this proposal, your broker or other nominee will not have authority to vote your shares and such non-vote will have the effect of a vote “AGAINST” this amendment.
Board Recommendation
The Board recommends a vote “FOR” the amendment to the Certificate to increase the number of authorized shares of common stock.

Proposal 3
AMENDMENT TO CERTIFICATE OF INCORPORATION TO AUTHORIZE A CLASS
OF PREFERRED STOCK
General
The Certificate does not currently authorize us to issue preferred stock. The Board has determined that having preferred stock would facilitate corporate financing and our other plans which are intended to foster our growth and flexibility. As such, the Board has approved, subject to stockholder approval, an amendment to the Certificate to authorize a class of preferred stock, consisting of 20,000,000 authorized shares. If approved, the preferred stock could be issued by the Board without further stockholder approval, in one or more series, and with such dividend rates and rights, liquidation preferences, voting rights, conversion rights, rights and terms of redemption and other rights, preferences, and privileges as determined by the Board. The Board believes that the complexity of modern business financing and possible future transactions require greater flexibility in our capital structure than currently exists.
The Board will be permitted to issue preferred stock from time to time for any proper corporate purpose, including acquisitions of other businesses or properties and the raising of additional capital. Shares of preferred stock could be issued publicly or privately, in one or more series that could rank senior to our common stock with respect to dividends and liquidation rights. There are no present plans, understandings or agreements for, and we are not engaged in any negotiations that will involve, the issuance of preferred stock.
Even though not intended by the Board, the possible overall effect of the existence of preferred stock on the holders of our common stock may include the dilution of their ownership interests, the continuation of our current management, prevention of mergers with or business combinations by us and the discouragement of possible tender offers for shares of our common stock.
Upon conversion of convertible preferred stock into shares of our common stock, the voting power and percentage ownership of holders of our common stock before such conversion would be diluted, and such issuances could have an adverse effect on the market price of our common stock. Additionally, the issuance of shares of preferred stock with certain rights, preferences and privileges senior to those held by our common stockholders could diminish their rights to receive dividends, if declared by the Board, and to receive payments upon our liquidation.

If shares of preferred stock are issued, approval by holders of such shares, voting as a separate class, could be required prior to certain mergers with or business combinations by us. These factors could discourage attempts to purchase control of us even if such change in control may be beneficial to the holders of our common stock. Moreover, the issuance of preferred stock having general voting rights together with the common stock to persons friendly to the Board could make it more difficult to remove incumbent management and directors from office, even if such changes would be favorable to stockholders generally.
If shares of preferred stock are issued with conversion rights, our attractiveness to a potential tender offeror may be diminished. The purchase of the additional shares of common stock or preferred stock necessary to gain control of us may increase the cost to a potential tender offeror and prevent the tender offer from being made, even though such offer may have been desirable to many of the holders of our common stock.
The ability of the Board, without any additional stockholder approval, to issue shares of preferred stock with such rights, preferences, privileges and restrictions as determined by the Board could be employed as an anti-takeover device. The amendment is not presently intended for that purpose and is not proposed in response to any specific takeover threat known to the Board. Furthermore, this proposal is not part of any plan by the Board to adopt anti-takeover devices, and the Board currently has no present intention of proposing anti-takeover measures in the near future. In addition, any such issuance of preferred stock in the takeover context would be subject to compliance by the Board with applicable principles of fiduciary duty.
The Board believes that the financial flexibility offered by the preferred stock outweighs any of its disadvantages. To the extent the proposal may have anti-takeover effects, the proposal may encourage persons seeking to acquire us to negotiate directly with the Board, enabling the Board to consider the proposed transaction in a non-disruptive atmosphere and to discharge effectively its obligation to act on the proposed transaction in a manner that best serves all the stockholders’ interests. It is also the Board’s view that the existence of preferred stock should not discourage anyone from proposing a merger or other transaction at a price reflective of our true value and which is in the interests of its stockholders.
A copy of the amendment is attached to this proxy as Annex A and assumes that Proposal 2 is also approved at the Annual Meeting. This amendment to the Certificate is being submitted for your approval pursuant to the Delaware General Corporation Law and SEC rules.

No Appraisal Rights
Under Delaware law, our stockholders are not entitled to appraisal rights with respect to the authorization of a class of preferred stock.
Vote Required
The approval of this amendment to the Certificate requires the affirmative vote of the holders of a majority of the outstanding shares entitled to vote at the Annual Meeting, in person or by proxy. For the approval of this amendment to the Certificate, you may vote “FOR” or “AGAINST” or abstain from voting. If you hold your shares in your own name and abstain from voting on this matter, your abstention will have the effect of a vote “AGAINST” this amendment. If you hold your shares through a broker, bank, trustee or other nominee and you do not instruct them on how to vote on this proposal, your broker or other nominee will not have authority to vote your shares and such non-vote will have the effect of a vote “AGAINST” this amendment.
Board Recommendation
The Board recommends a vote “FOR” the amendment to the Certificate to authorize a class of preferred stock.

Proposal 4
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR YEAR ENDED JUNE 30, 2009
In November 2008, PricewaterhouseCoopers LLP, a U.S. based accounting firm (“PwC”), became our independent registered public accountants. The Audit Committee, in its capacity as a committee of the Board, has appointed PwC to audit our financial statements for the fiscal year ended June 30, 2010. Representatives of PwC plan to attend the Annual Meeting and will be available to answer appropriate questions from stockholders. These representatives will be able to make a statement at the Annual Meeting if they wish, although we do not expect them to do so.
Stockholder ratification of the appointment of PwC is not required by the rules of The NASDAQ Stock Market or the SEC or by our Bylaws. However, our Board is submitting the appointment of PwC to you for ratification as a matter of good corporate practice. If our stockholders fail to ratify the appointment, the Audit Committee will review its future selection of our independent registered public accountants. Even if the appointment of PwC is ratified, the Audit Committee may change to different independent registered public accountants if it determines a change may be in the best interest of us and our stockholders.
Independent Registered Public Accountant Fees
In the year ended June 30, 2009, PwC, and in the years ended June 30, 2008 and 2009, KPMG LLP, a U.S. based accounting firm and our prior audit firm (“KPMG”), provided services in the following categories and amounts:

	June 30, 2009		June 30, 2008
Audit Fees	$482,500		$733,590
Other	$180,429		$324,800

Total	$662,929	(1)	$1,058,390

(1)	Includes $194,329 for services rendered by KPMG, $50,000 of which was for audit fees.
Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Registered Public Accountants
The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent registered public accountants. These services may include audit services, audit-related services, tax services and other services subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act which are approved by the Audit Committee prior to the completion of the audit. Alternatively, the engagement of the independent registered public accountants may be entered into pursuant to pre-approval policies and procedures established by the Audit Committee, provided that the policies and procedures are detailed as to the particular services and the Audit Committee is informed of each service. The Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting.

Changes in and Disagreements with Accountants
On November 18, 2008, the Audit Committee approved the dismissal of KPMG as our independent registered public accountants. KPMG’s audit reports on our consolidated financial statements as of June 30, 2008 and 2007 and for each of the years in the three year period ended June 30, 2008 and for the period from November 4, 2003 (inception) to June 30, 2008 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles, except as follows:
KPMG’s audit report on our consolidated financial statements for the periods stated above contained a separate paragraph stating that “As discussed in Notes 8 and 4, respectively, to the consolidated financial statements, effective July 1, 2007, we adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, and effective July 1, 2006, we adopted the fair value method of accounting for stock-based compensation as required by Statement of Financial Accounting Standards No. 123(R), Share-Based Payment.”
KPMG’s audit report on the effectiveness of internal control over financial reporting as of June 30, 2008 did not contain any adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles, except that KPMG’s report indicates that we did not maintain effective internal control over financial reporting as of June 30, 2008 because of material weaknesses on the achievement of the objectives in the control criteria and contains an explanatory paragraph regarding the material weaknesses surrounding (i) accounting for complex and non-routine transactions and (ii) monitoring of internal controls within the period-end close process.
During the fiscal years ended June 30, 2008 and 2007 and the subsequent interim period through November 18, 2008, there were no: (i) disagreements with KMPG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of KPMG, would have caused KPMG to make reference to the subject matter of the disagreement(s) in connection with its reports, or (ii) “reportable events” as defined in Regulation S-K, Item 304(a)(1)(v), except as noted above related to the material weaknesses identified as of June 30, 2008. We have authorized KPMG to respond fully to any inquiries from PwC regarding this matter.
On November 18, 2008, the Audit Committee engaged PwC as its independent registered public accountants for our fiscal year ended June 30, 2009. During the fiscal years ended June 30, 2008 and 2007 and the subsequent interim period prior to the engagement of PwC, we did not consult with PwC regarding either (i) the application of accounting principles to a specific completed or contemplated transaction, or the type of audit opinion that might be rendered on our consolidated financial statements or the effectiveness of internal control over financial reporting or (ii) any matter that was either the subject of a disagreement or event identified in response to (a)(1)(iv) of Item 304 of Regulation S-K.

Report of the Audit Committee
The Audit Committee assists the Board in overseeing (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) the qualifications and independence of the independent registered public accountants and (iv) the performance of our internal auditors (or other personnel responsible for the internal audit function) and independent registered public accountants. In so doing, it is the responsibility of the Audit Committee to maintain free and open communication between the directors, the independent registered public accountants and our financial management. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the independent registered public accountants for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for us. The independent registered public accountants report directly to the Audit Committee.
Management is responsible for the preparation, presentation, and integrity of our consolidated financial statements, accounting and financial reporting principles, internal control over financial reporting, and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations. Management is also responsible for objectively reviewing and evaluating the adequacy, effectiveness, and quality of our system of internal control over financial reporting. Our independent registered public accountants are responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States. The Audit Committee’s responsibility is to monitor and oversee these processes and the engagement, independence and performance of our independent auditor. The Audit Committee relies, without independent verification, on the information provided to it and on the representations made by management and the independent registered public accountants.
The Audit Committee met with our independent registered public accountants and discussed the overall scope and plans for their audit. The Audit Committee also discussed with the independent registered public accountants matters required to be discussed with audit committees under generally accepted auditing standards, including, among other things, matters related to the conduct of the audit of our consolidated financial statements and the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.
PwC also provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, and the Audit Committee discussed its independence with the independent registered public accountants. When considering PwC’s independence, the Audit Committee considered the non-audit services provided to us by the independent registered public accountants and concluded that such services are compatible with maintaining the independence of the independent registered public accountants.

The Audit Committee reviewed and discussed our audited consolidated financial statements for the fiscal year ended June 30, 2009 with management and PwC. Based on the Audit Committee’s review of the audited consolidated financial statements and the meetings and discussions with management and the independent registered public accountants, and subject to the limitations on the Audit Committee’s role and responsibilities referred to above and in the Audit Committee Charter, the Audit Committee recommended to the Board that our audited consolidated financial statements be included in our Annual Report on Form 10-K filed with the SEC.
Michael Storey
Denis Slavich
Harry Rubin
Vote Required
The ratification of PwC as our independent registered public accountants for the year ended June 30, 2010 requires the affirmative vote of the holders of a majority of the shares represented at the Annual Meeting, in person or by proxy, and entitled to vote. For the ratification of our independent registered public accountants, you may vote “FOR” or “AGAINST” or abstain from voting. If you hold your shares in your own name and abstain from voting on this matter, your abstention will have the effect of a vote “AGAINST” this proposal. If you hold your shares through a broker, bank, trustee or other nominee and you do not instruct them how to vote on this proposal, your broker may have authority to vote your shares. Broker non-votes will have no effect on the approval of this proposal.
Board Recommendation
The Board recommends a vote “FOR” the ratification of PricewaterhouseCoopers LLP as our independent registered public accountants for the fiscal year ended June 30, 2010.

OTHER INFORMATION
Principal Stockholders
The following table sets forth information with respect to the beneficial ownership of our common stock as of October 23, 2009, by:
•	each person who is known by us to beneficially own 5% or more of the outstanding class of our capital stock;
•	each member of the Board;
•	each of our executive officers; and
•	all of our directors and executive officers as a group.
Beneficial ownership is determined in accordance with the rules of the SEC. To our knowledge, each of the holders of capital stock listed below has sole voting and investment power as to the capital stock owned unless otherwise noted.

	Numbers of Shares of
	Common Stock Beneficially	% of Common Stock
Name and Address of Beneficial Owner	Owned	Outstanding (1)
Columbia Wanger Asset Management, L.P. (2) 227 West Monroe Street, Suite 3000 Chicago, IL 60606	5,103,000	10.6%
Donald Bunnell	3,804,318	7.9%
Lorenzo Lamadrid (3)	3,351,136	6.9%
David A. Schwedel (4) 4000 Ponce de Leon Boulevard, Suite 470 Coral Gables, Florida 33134	3,020,738	6.3%
Michael Storey (5)	1,618,636	3.3%
Timothy Vail (6)	1,368,455	2.8%
Harry Rubin (7)	259,636	*
Denis Slavich (8)	228,636	*
Robert Rigdon (9)	43,750	*
Kevin Kelly (10)	31,875	*

Executive Officers and Directors as a group (8 persons)	10,706,442	21.3%

*	Less than 1%

(1)	Based on 48,217,512 shares outstanding as of October 23, 2009.

(2)
Based on information included in a Schedule 13G filed on February 6, 2009. Also includes 5,103,000 shares held by Columbia Acorn Trust, which has agreed to file as a group with Columbia Wanger Asset Management, L.P.

(3)	Includes 138,636 shares of common stock issuable upon the exercise of options which are currently exercisable or exercisable within 60 days.

(4)	Based on information included in a Form 4 filed on January 9, 2008. Includes 205,200 shares held by the David A. Schwedel Living Trust of which Mr. Schwedel is the beneficial owner.

(5)	Includes 218,636 shares of common stock issuable upon the exercise of options which are currently exercisable or exercisable within 60 days.

(6)	Includes 1,130,455 shares of common stock issuable upon the exercise of options which are currently exercisable or exercisable within 60 days.

(7)	Includes 189,636 shares of common stock issuable upon the exercise of options which are currently exercisable or exercisable within 60 days.

(8)	Includes 218,636 shares of common stock issuable upon the exercise of options which are currently exercisable or exercisable within 60 days.

(9)	Includes 43,750 shares of common stock issuable upon the exercise of options which are currently exercisable or exercisable within 60 days.

(10)	Includes 29,375 shares of common stock issuable upon the exercise of options which are currently exercisable or exercisable within 60 days.
Executive Officers and Key Employees
All of our executive officers and key employees are listed in the following table, and certain information concerning these officers, except for Messrs. Rigdon and Bunnell, who are also members of the Board, follows the table:

Name	Age	Position
Robert Rigdon	51	President, Chief Executive Officer and Director
Kevin Kelly	46	Chief Accounting Officer, Controller and Secretary
Donald Bunnell	44	President, Chief Executive Officer — Asia Pacific and Director
Francis Lau	62	Senior Vice President and Chief Technology Officer
Foon Lee Leow	52	Managing Director — China
Kevin Kelly. Mr. Kelly joined us as our Controller in October 2008 and was named our Chief Accounting Officer and Secretary in November 2008. From 2005 to October 2008, Mr. Kelly served as the Corporate Controller for W-H Energy Services. From 2004 to 2005, Mr. Kelly served as the Director of Reporting and Financial Analysis for Pride International, Inc. Prior to that, Mr. Kelly held controllership and treasury management positions with a variety of public-traded companies. Mr. Kelly is a Certified Public Accountant with a B.A. from Houston Baptist University.
Francis Lau. Mr. Lau joined us in September 2008 as Senior Vice President and Chief Technology Officer. From January 2006 until joining us, he was Vice President of Gasification at GreatPoint Energy, in Cambridge, Massachusetts in charge of technology development. From 1970 until joining GreatPoint, Mr. Lau was the Executive Director of Gasification and Gas Processing Center at the Gas Technology Institute, or GTI, in Des Plaines, Illinois. At GTI, he led research, development, demonstration, and deployment programs aimed at clean and efficient conversion of coal, biomass, and other feedstocks to electricity, hydrogen, and clean liquid fuels. Mr. Lau received a B.Sc. degree in Chemical Engineering from the University of Wisconsin, Madison, and M.Sc. in Chemical Engineering from Northwestern University, Evanston, Illinois.
Foon Lee Leow. Mr. Leow joined us as our Managing Director — China in September 2009. From August 2006 until joining us, Mr. Leow was Director of Clean Coal Energy in China for Royal Dutch Shell. From 2004 to 2006, Mr. Leow was president of RGM China, a privately-owned, multi-national resource-based business group, as well as president of East Asia Power (China) Ltd, an energy business subsidiary of the RGM Group. Prior to that, Mr. Leow held various executive positions with General Electric and Motorola. Mr. Leow has a Bachelor of Mechanical Engineering from National University of Singapore and an MBA from Rensselaer Polytechnic Institute.

Executive and Director Compensation
Compensation Discussion and Analysis
Compensation Philosophy and Objectives. Our philosophy in establishing executive compensation policies and practices is to align each element of compensation with our short-term and long-term strategic objectives, while providing competitive compensation that enables us to attract and retain top-quality executive talent.
The primary objectives of our compensation policies and practices for our named executive officers (Robert Rigdon, our President and Chief Executive Officer, Kevin Kelly, our Chief Accounting Officer and Controller, and Donald Bunnell, our President and Chief Executive Officer—Asia Pacific, as well as Timothy E. Vail, our former President and Chief Executive Officer, and David Eichinger, our former Chief Financial Officer, who each left us effective March 31, 2009) for the fiscal year ended June 30, 2009, were to:
•
Attract, retain, motivate and reward highly qualified and competent executives who have extensive industry experience through a mix of base salary, annual cash incentives and long-term equity incentives that recognize individual and company performance; and

•	Provide incentives to increase and maximize stockholder value by:
•	Emphasizing equity-based compensation to more closely align the interests of executives with those of our stockholders; and

•
Structuring short-term compensation contingent upon the achievement of performance measures intended to reward performance year-over-year that we believe creates stockholder value in the short-term and over the long-term.

We have adopted this philosophy because we believe that it is critical to our continued success and the achievement of our short-term and long-term goals and objectives as a company for our stockholders.
Administration. Our executive compensation program is administered by the Compensation Committee in accordance with its charter and other corporate governance requirements of the SEC and The NASDAQ Stock Market.
The Compensation Committee has directly engaged, and may in the future engage, compensation consultants familiar with our industry to advise the Compensation Committee regarding certain compensation issues. The assignments of the consultants are determined by the Compensation Committee, although management may have input into these assignments.

The Compensation Committee determined the total compensation (including the nature and amount of each element of the compensation) of Mr. Vail, and determines the total compensation (including the nature and amount of each element of the compensation) of Mr. Rigdon, in each case as our President and Chief Executive Officer. Mr. Rigdon plays a key role in determining executive compensation for the other named executive officers. Mr. Rigdon attends the meetings of the Compensation Committee regarding executive compensation and discusses his recommendations with the Compensation Committee, including his evaluation of the performance of the other named executive officers in arriving at his recommendations, which are based on his direct evaluation of such executives, after receiving input from the peers of such executives and others, if necessary. Mr. Vail served these functions until he left us effective March 31, 2009. These recommendations are considered by the Compensation Committee, along with other relevant data, in determining the base salary, annual cash incentives, long-term equity incentives, and benefits and perquisites for such executives.
Compensation Program. Based on and consistent with the philosophy and objectives stated above, our current executive compensation program and its historical programs and practices consist of the following elements:
•	Base salary;

•	Annual cash incentive awards;

•	Long-term equity incentive awards;

•	Post-employment benefits; and

•	Benefits and perquisites.
We have chosen these elements to remain competitive in attracting and retaining executive talent and to provide strong incentives for consistent high performance with current and potential financial rewards. The compensation packages of Messrs. Rigdon and Kelly are intended to be evenly balanced among the various elements. The compensation packages of Messrs. Vail and Eichinger were more heavily weighted towards long-term equity incentive awards, as opposed to base salary or annual incentive awards. The goal of this policy was and continues to be to attract and retain the executives to ensure our long term success. Mr. Bunnell’s compensation package is more heavily weighted towards annual cash incentive awards, which are tied to the performance of the business. We also provide employee benefits such as health, dental and life insurance at no cost to the named executive officers pursuant to plans that are generally available to our employees. We think our mix of compensation instills in our executives the importance of achieving our short-term and long-term business goals and objectives and thereby increasing stockholder value.

In evaluating the data assimilated from peer companies, the Compensation Committee takes into account differences in the size of individual peer companies. The Compensation Committee used this data in a peer group study similar to the method used by the investment community in comparing us to peer companies. In 2008, Korn/Ferry International, the independent compensation consultant engaged by the Compensation Committee, provided the Compensation Committee with executive compensation data as part of its comparative process. The peer group included US Geothermal, Inc, Fuelcell Energy, Inc., American Pacific Corp., Balchem Corp., Flotek Industries, Inc., Hawkins, Inc., Greenhunter Energy, Inc., Pacific Ethanol, Inc., Rentech, Inc., Syntroleum Corp., Endeavour International Corp., TXCO Resources, Inc., Georesources Inc., Gastar Exploration Ltd., FX Energy Inc. and Cubic Energy Inc. As to cash compensation, comparisons were done against the most recent annual salary and target bonus information available for the peer group. Long-term incentive awards were assessed using the economic value on the date of grant and averaged over a three year period to balance irregularities. The assessment also assumed a 4.0% annual update to approximate typical market increases. As to Messrs. Vail and Eichinger, their total cash compensation was below median as compared to the peer group, while their incentive compensation was above the 75% percentile, reflecting the emphasis that the Compensation Committee had put on their long-term incentive compensation. For Messrs. Bunnell, Rigdon and Kelly, all elements are at or near median levels, which the Compensation Committee believes is appropriate. The Compensation Committee will continue to monitor the appropriateness of the peer group and the relative measures drawn from this process with the primary objective of utilizing a peer group that provides the most appropriate comparison to us as part of the Compensation Committee’s competitiveness evaluation.
Consistent with our total executive compensation philosophy set forth above, in setting executive compensation the Compensation Committee considers the total compensation payable to a named executive officer and each form of compensation. The Compensation Committee seeks to achieve a balance between immediate cash rewards for the achievement of annual company-wide objectives and individual objectives, and long-term incentives that vest over time and that are designed to align the interests of our named executive officers with those of our stockholders. Previously, with respect to Messrs. Vail and Eichinger, the percentage of compensation that was equity based compensation typically increased in relation to an executive’s responsibilities with us, with contingent incentive compensation for more senior executives being a greater percentage of total compensation than for less senior executives. This was done to ensure that the executive’s incentive compensation contingent on long-term stock price performance more closely aligns the executive’s interests with those of our stockholders. As noted, with respect to Messrs. Rigdon and Kelly, the Compensation Committee has taken a more balanced approach among the various elements of our executive compensation program.
Additional details regarding each element of our executive compensation program are as follows:
Base Salaries. The base salary range for the named executive officers was established by the Compensation Committee. Base salary is viewed as a less significant element of compensation than long-term equity, so the levels are less than those of peer companies. The Compensation Committee approves all increases in base salary for our named executive officers in advance. The Compensation Committee reviews salaries of executive officers at periodic intervals and awards increases, if appropriate. In assessing the amount and timing of salary adjustments, if any, the Compensation Committee considers changes in functions and responsibilities, if any, competitive salaries and peer comparisons, and relative employment positions. The Compensation Committee may also consider elements of individual performance in future salary adjustments, but to this point, has not done so. Base salaries for all named executive officers for the fiscal years ended June 30, 2007, 2008 and 2009, as applicable, are shown in the “Salary” column of the Summary Compensation Table below.

Annual Cash Incentive Compensation. The named executive officers are each eligible for consideration for annual cash incentive compensation awards under the terms of their employment agreements as described under “—Employment Agreements” below. The awards are intended to link annual cash incentive compensation to achievement of our short-term business objectives and stockholders’ interests as a whole. For each year, the Compensation Committee establishes objective performance measures, thresholds and goals to determine awards for that year. Examples of these thresholds and goals include development of our projects (including our Hai Hua and Yima joint ventures), achievement of business growth objectives (such as establishing a technology development plan, identifying additional potential project partners and managing our U-GAS® license), improvements in organizational capability, and various financial metrics (such as, in the case of Mr. Rigdon, achieving monthly revenue in excess of $900,000 from our Hai Hua joint venture project and achieving licensing revenue in excess of $500,000 during the fiscal year). The Compensation Committee does not necessarily set specific quantitative targets with respect to these various thresholds and goals. Notwithstanding these criteria, awards are generally within the discretion of the Compensation Committee, which is common among the peer group noted above. Mr. Bunnell’s compensation is most heavily weighted to this element.
Long-Term Equity Incentive Compensation. The Compensation Committee provides stock or equity incentives and rewards to executive officers in order to link the executive’s long term interests to those of our stockholders and to encourage stock ownership by executives as a means of aligning the executives’ long term interests with those of our stockholders. The analysis of awards by the Compensation Committee is based upon an overall review of the performance of us and our management and the Compensation Committee’s assessment of the appropriate level of long-term equity incentive compensation. The Compensation Committee does not follow a specific process or necessarily consider objective or the same factors when making its overall review of our performance. The compensation of Messrs. Vail and Eichinger was most heavily weighted to this element.
The 2005 Plan is maintained with the objectives of (i) attracting and retaining selected key employees, consultants and outside directors; (ii) encouraging their commitment; (iii) motivating superior performance; (iv) facilitating attainment of ownership interests in us; (v) aligning personal interests with those of our stockholders; and (vi) enabling grantees to share in our long-term growth and success.
In May 2007, the Board approved an increase in the number of shares reserved for issuance under the 2005 Plan to 8,000,000 shares and stockholder approval was obtained at the Annual Meeting of Stockholders on December 20, 2007. The Board also approved to increase the contractual term of the awards from five years to ten years for all future awards.
In January 2009, the Compensation Committee authorized a stock option exchange program to our employees and directors. Optionholders could elect to surrender for cancellation any amount of currently held options, but were required to surrender the entire amount of any individual award that they had received. All options that were not surrendered remain exercisable in accordance with the terms of the original option award. Upon receipt of the optionholder’s election to exchange, we issued to each participating optionholder a new stock option grant representing one share for each two shares under the existing stock option surrendered. The new options are subject to the same vesting schedule as the options which were surrendered, including as to any portion of the option which had already vested. The new options were granted under, and are subject to, the terms of the 2005 Plan. The new options have an exercise price equal to the closing price of our common stock on The NASDAQ Stock Market on the date that the optionholder accepted the offer.

The Compensation Committee exercises its discretion in determining the mix between and among awards of incentive stock options, non-qualified stock options and restricted stock. To date, the only incentive awards granted to the named executive officers by the Compensation Committee have been stock options. The exercise price of stock options is based on the fair market value of a share of our common stock on the date of grant, which, under the 2005 Plan, is the closing sales price on that date of a share of our common stock as reported on The NASDAQ Capital Market. As of August 18, 2008, it is based on the closing sales price of our common stock as reported on The NASDAQ Global Market.
Currently, with limited exceptions, stock options granted under the 2005 Plan vest ratably on the first, second, third and fourth anniversaries of the grant date so that the options are fully vested after four years, although certain of the initial option grants under the 2005 Plan vested in five equal installments, with the first installment vesting on the date of grant and the remainder vesting annually over a four year period. We have also granted options on occasion which were fully vested when granted and granted options which vest in four quarterly installments over twelve months. Stock option grants are available for exercise for ten years from the date of grant. Since stock options are priced at fair market value on the date of grant, the options will only have value to the grantee if the market price of our common stock increases after the grant of the option.
Post-Employment Benefits. We have entered into employment agreements with our executive officers which provide for the payment of severance and other post-termination benefits depending on the nature of the termination, including, in some cases, severance payments in the event of a termination following a “change in control.” The Compensation Committee believes that the terms and conditions of these agreements are reasonable and assist us in retaining the executive talent needed to achieve our objectives. In particular, the agreements, in the event of a “change in control,” help executives focus their attention on the performance of their duties in the best interests of the stockholders without being concerned about the consequences to them of a change in control and help promote continuity of senior management. Information regarding the specific payments that are applicable to each termination event, as well as the effect on unvested equity awards, is provided under the heading “—Potential Payments Upon Termination or Change of Control” below.

Effective March 31, 2009, Messrs. Vail and Eichinger ceased employment with us based on a mutual decision with the Board. In connection with the departure, they each entered into a Separation Agreement and Release with us (each, a “Release”), whereby (i) their respective employment agreements with us were terminated, subject to the continued enforcement of the provisions relating to non-competition and confidentiality; (ii) they entered into mutual releases; (iii) their Indemnification Agreements with us, each dated August 13, 2008, survived the termination of their employment agreements; (iv) they were granted reimbursement of their payment of their COBRA premiums through (a) the one year anniversary of the termination or (b) until they are eligible to participate in the health insurance plan of another employer, whichever is sooner; and (v) they were granted a new option grant in satisfaction of their 2008 bonuses and a right to participate in our option exchange program. In the case of Mr. Vail, he was provided with a fully vested option grant to acquire 68,182 shares of common stock at an exercise price of $0.66 per share, in satisfaction of his bonus earned during the year ended December 31, 2008. In addition, as part of the previously discussed option exchange program, Mr. Vail exchanged all of his option grants outstanding on March 31, 2009 for a new fully vested option grant to acquire 960,000 shares of common stock at an exercise price of $0.66 per share. In the case of Mr. Eichinger, he was provided with a fully vested option grant to acquire 68,182 shares of common stock at an exercise price of $0.66 per share, in satisfaction of his bonus earned during the year ended December 31, 2008. In addition, as part of the option exchange, Mr. Eichinger exchanged all of his option grants outstanding on March 31, 2009 for a new fully vested option grant to acquire 700,000 shares of common stock at an exercise price of $0.66 per share.
Benefits and Executive Perquisites. As our executives and employees, the named executive officers are eligible to participate in the health, dental, short-term disability and long-term disability insurance plans and programs provided to all company employees. Named executive officers are also eligible to participate in our 401(k) plan, which is generally available to all of our employees. Mr. Rigdon is entitled to reimbursement for the cost of airline travel for his spouse to accompany him to China on his trips for his work for us; provided that he is only entitled to such reimbursement twice in any twelve-month period and such reimbursement is subject to our applicable policies on airline expense reimbursement. Mr. Vail’s employment agreement also required us to reimburse Mr. Vail if he uses his personal aircraft for our business. He was entitled to receive the lesser of (i) the cost of a comparable commercial airline fare or (ii) the actual operating costs of the flight on his aircraft, including fuel costs, pilot expenses and engine reserves. In connection with his separation, Mr. Vail’s employment agreement was terminated.
Impact of Accounting and Tax Treatments. Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), limits tax deductions for certain executive compensation over $1 million. Certain types of compensation are deductible only if performance criteria are specified in detail, and stockholders have approved the compensation arrangements. The Compensation Committee remains aware of these provisions and may in the future determine to make grants whereby all or any of such awards may qualify for deductibility, but the Compensation Committee has not yet adopted a formal policy with respect to qualifying compensation paid to the named executive officers for an exemption from this limitation on deductibility imposed by this section of the Code.
On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, changing the tax rules applicable to nonqualified deferred compensation arrangements. While the final regulations have not yet become effective, we believe that we are operating in good faith compliance with the statutory provisions which were effective January 1, 2005.

Compensation Committee Report
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis. Based upon such review and discussions, and such other matters deemed relevant and appropriate by the Compensation Committee, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement for the Annual Meeting of Stockholders for the year ended June 30, 2009.
Michael Storey
Denis Slavich
Harry Rubin
Summary Compensation Table
The following table provides information concerning compensation paid or accrued during the fiscal years ended June 30, 2009, 2008 and 2007 to our principal executive officer, our principal financial officer, and each of our most highly paid executive officers whose salary and bonus exceeded $100,000, collectively referred to as the Named Executive Officers, determined at the end of the last fiscal year:

						Non-Equity
Name and Principal	Fiscal			Stock	Option	Incentive Plan	All Other
Position	Year	Salary	Bonus	Awards	Awards (1)	Compensation	Compensation		Total
Robert Rigdon	2009	$270,000	$146,000	$—	$686,437	$—	$—		$1,102,437
President and CEO	2008	$38,308	$—	$—	$244,882	$—	$—		$283,190
	2007	$—	$—	$—	$—	$—	$—		$—

Kevin Kelly	2009	$155,000	$62,000	$—	$64,101	$—	$—		$281,101
Chief Accounting	2008	$—	$—	$—	$—	$—	$—		$—
Officer, Controller	2007	$—	$—	$—	$—	$—	$—		$—
and Secretary

Donald Bunnell,	2009	$180,000	$72,000	$—	$—	$—	$—		$252,000
President and CEO —	2008	$175,000	$180,000	$—	$—	$—	$—		$355,000
Asia Pacific	2007	$120,000	$320,000	$—	$—	$—	$—		$440,000

Timothy Vail (2)	2009	$135,000	$—	$—	$1,058,348	$—	$—		$1,193,348
Former President	2008	$180,000	$216,000	$—	$1,760,615	$—	$—		$2,156,615
and CEO	2007	$158,750	$126,000	$—	$3,256,040	$—	$—		$3,540,790

David Eichinger (2)	2009	$135,000	$—	$—	$787,033	$—	$		$922,033
Former Chief	2008	$180,000	$180,000	$—	$1,286,867	$—	$—		$1,646,867
Financial Officer	2007	$155,000	$156,000	$—	$2,369,268	$—	$100,300	(3)	$2,780,568

(1)
The amounts in the “Option awards” column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal years ended June 30, 2007, 2008 and 2009, in accordance with FAS 123R, of awards pursuant to the 2005 Plan, and thus may include amounts from awards granted both in and prior to 2009. Assumptions used in the calculation of these amounts are included in “Note 11—Stock-Based Compensation” to our audited financial statements for the fiscal year ended June 30, 2009 included in our annual report on Form 10-K for the year ended June 30, 2009. However, as required, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

(2)	See “Compensation Discussion and Analysis — Post Employment Benefits” for a discussion of the Releases that we entered into with each of Messrs. Vail and Eichinger.

(3)	Mr. Eichinger received $100,000 as reimbursement for relocation expenses and $300 as reimbursement for taxes on his shares of common stock.

Employment Agreements
We have entered into employment agreements with Robert Rigdon, our President and Chief Executive Officer, Kevin Kelly, our Chief Accounting Officer and Controller, and Donald Bunnell, our President and Chief Executive Officer—Asia Pacific.
Our agreement with Mr. Rigdon became effective March 14, 2008 and was amended in March 2009 and has a term of one year, with automatic renewal for two additional one year periods unless either we or Mr. Rigdon elects not to renew. He currently receives an annual base salary of up to $300,000 and bonuses as may be awarded from time to time in the sole discretion of the Compensation Committee for the periods ending on January 1 and July 1 of a given year. Mr. Rigdon’s salary is subject to increase upon the achievement of certain performance milestones. The Compensation Committee also evaluates Mr. Rigdon’s salary on an annual basis and will determine if any additional increases are warranted. The employment agreement prohibits Mr. Rigdon from competing with us during his employment and for a period of eighteen months thereafter if he is terminated for cause or he resigns without good reason. Mr. Rigdon is also subject to a confidentiality obligation for a period of five years after cessation of his employment with us. Payments under the agreement to Mr. Rigdon in connection with his termination or a change of control are described below under “-Potential Payments Upon Termination or a Change of Control.”
Our agreement with Mr. Kelly became effective October 16, 2008 and has a term of two years, with automatic renewal for two additional one year periods unless either we or Mr. Kelly elects not to renew. He currently receives an annual base salary of up to $230,000 and bonuses as may be awarded from time to time based on criteria established by our chief executive officer, including a performance bonus targeted at 50% of his base salary. The Compensation Committee also evaluates Mr. Kelly’s salary on an annual basis and will determine if any additional increases are warranted. The employment agreement prohibits Mr. Kelly from competing with us during his employment and for a period of eighteen months thereafter if he is terminated by us, if he resigns without good reason or if either he or us elects not to renew the agreement past its initial term. Mr. Kelly is also subject to a confidentiality obligation for a period of five years after cessation of his employment with us. Payments under the agreement to Mr. Kelly in connection with his termination or a change of control are described below under “-Potential Payment Upon Termination or a Change of Control.”
Our agreement with Mr. Bunnell was amended and restated effective July 14, 2006, and further amended on August 13, 2009. The agreement has a term ending on August 31, 2010. Mr. Bunnell’s current salary is $15,000 per month and is subject to increase upon the achievement of certain performance milestones. In addition, bonuses may be awarded to Mr. Bunnell from time to time by the Board or any compensation committee thereof, including a performance bonus, and reimbursement of no more than $1,500 per month for all reasonable and customary medical and health insurance premiums incurred by Mr. Bunnell if he is not covered by insurance. The Compensation Committee evaluates Mr. Bunnell’s salary on an annual basis and will determine if any additional increases are warranted. The employment agreement prohibits Mr. Bunnell from competing with us during his employment and for a period of 18 months thereafter.

Potential Payments upon Termination or Change of Control
Pursuant to the terms of their employment agreements, upon a termination without cause or a voluntary termination for good reason, Messrs. Rigdon, Kelly and Bunnell are entitled to receive (i) all payments of their base salary (as of the date of termination) for the remainder of the term of their agreements and in accordance with the terms thereof, (ii) payment of any bonus that they would have been otherwise entitled to receive under their agreement as of the date of their termination (only in the case of Mr. Rigdon), and (iii) all unvested options shall automatically vest as of the termination date (only in the case of Messrs. Rigdon and Kelly). In addition, in connection with a termination without cause, Messrs. Rigdon and Kelly are entitled to reimbursement of their COBRA premiums through the earlier of (i) twelve months after their termination or (ii) until they are eligible to participate in the health insurance plan of another employer. Upon a voluntary termination without good reason, termination for cause, death or disability, Messrs. Rigdon, Kelly and Bunnell would not be entitled to receive benefits from us.
Upon a change of control (as defined in their employment agreements), all unvested options of Messrs. Rigdon and Kelly would automatically vest on the effective date of the change of control, even if their employment is not terminated.
None of the payments made upon termination or a change of control are conditioned upon non-competition, non-solicitation or other negative covenants, other than a requirement that Messrs. Rigdon, Kelly or Bunnell, as applicable, execute a written release in a form provided by us in connection with the receipt of such payments.

The following tables further describe the potential payments upon termination or a change in control for Messrs. Rigdon, Kelly and Bunnell. Tables are not included for Messrs. Vail or Eichinger because, as noted above, effective March 31, 2009, they are no longer with us.
Robert Rigdon
Chief Executive Officer and President

		Voluntary
		Termination		Involuntary		After a
	Voluntary	for Good	For Cause	Not for Cause	Death or	Change in
Executive Benefits and Payments	Termination	Reason	Termination	Termination	Disability	Control
Upon Termination (1)	($)	($)	($)	($)	($)	($)
Compensation
Severance (2)	—	512,500	—	512,500	—	—
Annual Cash Incentive (3)	—	120,000	—	120,000	—	—
Stock Options (Unvested and Accelerated) (4)	—	231,406	—	231,406	—	231,406

Benefits and Perquisites
Health and Welfare Benefits Continuation (5)	—	—	—	16,150	—	—
Tax Gross-up	—	—	—	—	—	—

Total	—	863,906	—	880,056	—	231,406

Kevin Kelly
Chief Accounting Officer, Controller and Secretary

		Voluntary
		Termination		Involuntary		After a
	Voluntary	for Good	For Cause	Not for Cause	Death or	Change in
Executive Benefits and Payments	Termination	Reason	Termination	Termination	Disability	Control
Upon Termination (1)	($)	($)	($)	($)	($)	($)
Compensation
Severance (2)	—	297,083	—	297,083	—	—
Annual Cash Incentive (3)	—	115,000	—	115,000	—	—
Stock Options (Unvested and Accelerated) (4)	—	86,500	—	86,500	—	86,500

Benefits and Perquisites
Health and Welfare Benefits Continuation (5)	—	—	—	16,141	—	—
Tax Gross-up	—	—	—	—	—	—

Total	—	498,583	—	514,724	—	86,500

Donald Bunnell
President and CEO — Asia Pacific

Voluntary
		Termination		Involuntary		After a
	Voluntary	for Good	For Cause	Not for Cause	Death or	Change in
Executive Benefits and Payments	Termination	Reason	Termination	Termination	Disability	Control
Upon Termination (1)	($)	($)	($)	($)	($)	($)
Compensation
Severance (2)	—	—	—	210,000	—	—
Annual Cash Incentive (3)	—	—	—	180,000	—	—
Stock Options (Unvested and Accelerated) (4)	—	—	—	—	—	—

Benefits and Perquisites
Health and Welfare Benefits Continuation (5)	—	—	—	—	—	—
Tax Gross-up	—	—	—	—	—	—

Total	—	—	—	390,000	—	—

(1)
For purposes of this analysis, we assumed that the effective date of termination is June 30, 2009 and that the executive’s compensation is as follows: Mr. Rigdon’s base salary is equal to $300,000 and incentive target opportunity is equal to 40% of base salary; Mr. Kelly’s base salary is equal to $230,000 and incentive target opportunity is equal to 50% of base salary; and Mr. Bunnell’s base salary is equal to $180,000 and incentive target opportunity is equal to 100% of base salary.

(2)
Under “Voluntary Termination for Good Reason” and “Involuntary Not for Cause Termination,” severance for Mr. Rigdon and Mr. Kelly is all base salary for the remainder of the employment period under their respective agreements.

(3)
The bonus amounts included under “Voluntary Termination for Good Reason” (in the case of Messrs. Rigdon and Kelly) and “Involuntary Not for Cause Termination” (in the case of Messrs. Rigdon, Kelly and Bunnell) are based on the maximum bonus that each executive could receive upon termination under their employment agreement for such reasons. The amounts of bonuses payable under the employment agreements of each of Messrs. Rigdon, Kelly and Bunnell are in the discretion of the Board and/or the Compensation Committee.

(4)
Pursuant to the terms of their employment agreements, under “Voluntary Termination for Good Reason,” “Involuntary Not for Cause Termination” or “After a Change in Control” for Messrs. Rigdon and Kelly, the vesting of all outstanding stock options will be accelerated and all stock options shall be 100% vested on the date of termination of employment or on the effective date of the “change in control,” as applicable.

(5)
Health and Welfare Benefits Continuation is calculated as 12 months of reimbursement of COBRA premiums under “Involuntary Not for Cause Termination.” Such benefits payable will cease prior to the end of 12 months if the executive is eligible to participate in the health insurance plan of another employer.

Grants of Plan-Based Awards for Year Ended June 30, 2009
The following table provides information on stock options and restricted stock granted in the year ended June 30, 2009 to each of the named executive officers. Each of the awards set forth in the table was made under the 2005 Incentive Plan.
Grants of Plan-Based Awards
for Year Ended June 30, 2009

							All Other
						All Other	Option			Grant
						Stock	Awards:			Date Fair
			Estimated Possible Payouts			Awards:	Number of	Exercise or	Closing	Value of
			Under Non-Equity			Number of	Securities	Base Price	Price on	Stock and
			Incentive Plan Awards			Shares of	Underlying	of Option	Grant	Option
			Threshold	Target	Maximum	Stock or	Options	Awards	Date	Award
Name	Grant Date		($)	($)	($)	Units	(#)	($/Sh)	($/Sh)	($)

Robert Rigdon	02/10/09	(1)	—	—	—	—	87,500	0.43	0.43	0.31
	03/31/09	(1)	—	—	—	—	87,500	0.66	0.66	0.47
	02/10/09		—	—	—	—	75,000	0.43	0.43	0.31
	03/31/09		—	—	—	—	200,000	0.66	0.66	0.49

Kevin Kelly	02/10/09	(1)	—	—	—	—	37,500	0.43	0.43	0.31
	01/09/09		—	—	—	—	25,000	0.73	0.73	0.53
	03/31/09		—	—	—	—	20,000	0.66	0.66	0.46
	03/31/09		—	—	—	—	100,000	0.66	0.66	0.49

Donald Bunnell	—		—	—	—	—	—	—	—	—

Timothy E. Vail	03/31/09	(1)	—	—	—	—	960,000	0.66	0.66	0.46
	03/31/09		—	—	—	—	68,182	0.66	0.66	0.46

David Eichinger	03/31/09	(1)	—	—	—	—	700,000	0.66	0.66	0.46
	03/31/09		—	—	—	—	68,182	0.66	0.66	0.46

(1)	Represents stock option awards made in connection with our option exchange program during fiscal 2009 described above under “—Compensation Discussion and Analysis.”

Outstanding Equity Awards for Year Ended June 30, 2009
The following table shows the number of shares covered by exercisable and unexercisable options held by our named executive officers on June 30, 2009. Each of the awards in the table was made under the 2005 Incentive Plan.

	Option Awards						Stock Awards
										Equity
										Incentive
										Plan Awards:
										Market or
			Equity						Equity	Payout
			Incentive						Incentive	Value
			Plan						Plan Awards:	of
			Awards:				Number	Market	Number	Unearned
	Number	Number	Number				of Shares	Value of	of	Shares,
	of	of	of				or Units	Shares or	Unearned	Units or
	Securities	Securities	Securities				of Stock	Units of	Shares,	Other
	Underlying	Underlying	Underlying				That	Stock	Units or	Rights
	Unexercised	Unexercised	Unexercised	Option			Have	That Have	Other Rights	That Have
	Options	Options	Unearned	Exercise	Option		Not	Not	That Have	Not
	(#)	(#)	Options	Price	Expiration		Vested	Vested	Not Vested	Vested
Name	Exercisable	Unexercisable	(#)	($)	Date		(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)	(f)		(g)	(h)	(i)	(j)

Robert Rigdon	21,875	65,625	—	0.43	02/10/19	(1)	—	—	—	—
	21,875	65,625	—	0.66	03/31/19	(1)	—	—	—	—
	—	75,000	—	0.43	02/10/19		—	—	—	—
	—	200,000	—	0.66	03/31/19		—	—	—	—

Kevin Kelly	—	37,500	—	0.43	02/10/19	(1)	—	—	—	—
	—	25,000	—	0.73	01/09/19		—	—	—	—
	20,000	—	—	0.66	03/31/19		—	—	—	—
	—	100,000	—	0.66	03/31/19		—	—	—	—

Donald Bunnell	—	—	—				—	—	—	—

Timothy Vail	960,000	—	—	0.66	03/31/19	(1)	—	—	—	—
	68,182	—	—	0.66	03/31/19		—	—	—	—

David Eichinger	700,000	—	—	0.66	03/31/19	(1)	—	—	—	—
	68,182	—	—	0.66	03/31/19		—	—	—	—

(1)	Represents stock option awards made in connection with our option exchange program during fiscal 2009 described above under “—Compensation Discussion and Analysis.”

Director Compensation
The following table summarizes the annual compensation for our non-employee directors during the year ended June 30, 2009.

					Nonqualified
	Fees Earned			Non-Equity	Deferred
	or Paid in	Stock	Option	Incentive	Compensation	All Other
Name	Cash	Awards	Awards (1)	Compensation	Earnings	Compensation	Total
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Lorenzo Lamadrid	$60,000	—	$69,071	—	—	—	$129,701
Michael Storey	$6,000	—	$167,899	—	—	—	$173,899
Denis Slavich	$6,000	—	$167,899	—	—	—	$173,899
Harry Rubin	$6,000	—	$210,362	—	—	—	$216,362
Timothy E. Vail (2)	$—	—	$49,319	—	—	—	$49,319

(1)
The amounts in the “Option Awards” column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended June 30, 2009, in accordance with FAS 123R, of awards pursuant to the 2005 Plan, and thus may include amounts from awards granted both in and prior to 2009. Assumptions used in the calculation of these amounts are included in “Note 4—Stock-Based Compensation” to our audited financial statements for the fiscal year ended June 30, 2009 included in our annual report on Form 10-K for the year ended June 30, 2009 filed with the Securities and Exchange Commission. However, as required, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. See the narrative discussion below for a summary of the option grants which are a part of director compensation effective March 31, 2009 and a summary of the director participation in our option exchange program.

(2)
Mr. Vail was formerly a director our President and Chief Executive Officer. Effective March 31, 2009, he ceased serving as President and Chief Executive Officer. On October 16, 2009, he informed us that he would not stand for re-election at the Annual Meeting.

For a description of the compensation plan for the members of the Board, see “Director Compensation” under Proposal One.
In addition, effective March 31, 2009, Lorenzo Lamadrid, Michael Storey, Denis Slavich and Harry Rubin participated in our option exchange program described above under “-Compensation Discussion and Analysis.”
Prior to the exchange, Mr. Lamadrid had a grant of options to acquire 50,000 shares which vested in four equal installments, with the first installment vesting on the date of grant and the remainder vesting annually over the next three years at an exercise price of $2.50 per share. As a result of the exchange, Mr. Lamadrid received a grant options to acquire 25,000 shares on the same time based vesting schedule as the prior grant at an exercise price of $0.66 per share.
Prior to the exchange, Mr. Slavich had (i) a grant of options to acquire 50,000 shares which vested in four equal installments, with the first installment vesting on the date of grant and the remainder vesting annually over the next three years at an exercise price of $2.50 per share and (ii) a grant of options to acquire 200,000 shares which vested in five equal installments, with the first installment vesting on the date of grant and the remainder vesting annually over the next four years at an exercise price of $3.00 per share. As a result of the exchange, Mr. Slavich received grants of options to acquire 25,000 shares and 100,000 shares, respectively, on the same time based vesting schedule as the prior grants at an exercise price of $0.66 per share.

Prior to the exchange, Mr. Storey had (i) a grant of options to acquire 50,000 shares which vested in four equal installments, with the first installment vesting on the date of grant and the remainder vesting annually over the next three years at an exercise price of $2.50 per share and (ii) a grant of options to acquire 200,000 shares which vested in five equal installments, with the first installment vesting on the date of grant and the remainder vesting annually over the next four years at an exercise price of $3.00 per share. As a result of the exchange, Mr. Storey received grants of options to acquire 25,000 shares and 100,000 shares, respectively, on the same time based vesting schedule as the prior grants at an exercise price of $0.66 per share.
Prior to the exchange, Mr. Rubin had grants of options to acquire 160,000 shares and 40,000 shares, each of which vested in five equal installments, with the first installment vesting on the date of grant and the remainder vesting annually over the next four years at exercise prices of $6.25 and $6.00, respectively, per share. As a result of the exchange, Mr. Rubin received grants of options to acquire 80,000 shares and 20,000 shares, respectively, on the same time based vesting schedule as the prior grants at an exercise price of $0.66 per share for each grant.
Mr. Lamadrid also has a consulting agreement with us for his service as Chairman of our Board. The agreement is for a four-year term effective August 1, 2006. Mr. Lamadrid receives an annual consulting fee of $60,000 and reimbursement for reasonable expenses incurred in the performance of his services. The Compensation Committee also evaluates Mr. Lamadrid’s consulting fee on an annual basis and determines if any changes are warranted.
Securities Authorized For Issuance Under Equity Compensation Plans. The following table sets forth information regarding our existing equity compensation plans as of June 30, 2009.

Equity Compensation Plan Information
			Weighted average	Number of securities remaining
	Number of securities to		exercise	available for future issuance
	be issued upon exercise		price of outstanding	under equity compensation
	of outstanding options,		options, warrants and	plans (excluding securities
	warrants and rights		rights	reflected in column (a))
Plan Category	(a)		(b)	(c)
Equity compensation plans approved by security holders (1)	5,099,538	(2)	$0.67	2,695,912	(2)
Equity compensation plans not approved by security holders	—		—	—

Total as of June 30, 2009	5,099,538		$0.67	2,695,912

(1)	Consists of the 2005 Plan.

(2)
Of the total 8,000,000 shares under the 2005 Plan, options to acquire 5,099,538 shares of commons stock were outstanding at June 30, 2009 and 5,800 shares of restricted stock had been granted under the 2005 Plan. The shares issued for the restricted stock grants were vested immediately upon issuance.

Compensation Committee Interlocks and Insider Participation
The members of our Compensation Committee are Michael Storey, Denis Slavich and Harry Rubin. No current member of the Compensation Committee is or formerly was an officer or employee of us. During the year ended June 30, 2009, none of our executive officers served on the compensation committee (or equivalent), or the board of directors, of another entity whose executive officer or officers served on our Compensation Committee.
Certain Relationships and Related Party Transactions
Lorenzo Lamadrid, the Chairman of the Board, has a consulting agreement with us as disclosed under “— Executive and Director Compensation — Director Compensation.”
The Audit Committee is required to approve all related party transactions regardless of the dollar amount. In assessing a related party transaction, the Audit Committee considers such factors as it deems appropriate including without limitation (i) the benefits to us of the transaction; (ii) the commercial reasonableness of the terms of the related party transaction; (iii) the materiality of the related party transaction to us; (iv) the extent of the related party’s interest in the related party transaction; and (iv) the actual or apparent conflict of interest of the related party participating in the related party transaction.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of our equity securities, to file initial reports of ownership and reports of changes in ownership of our common stock with the SEC and to furnish us a copy of each filed report.
To our knowledge, based solely on review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended June 30, 2009, our officers, directors and greater than 10% beneficial owners timely filed all required Section 16(a) reports.
Stockholder Proposal Information
If you want to present a proposal from the floor at the 2010 Annual Meeting of Stockholders or nominate a person for election to the Board at such meeting, you must give us written notice no later than September 17, 2010 and no earlier than August 18, 2010, and follow the procedures outlined in our Bylaws. If the date of the 2010 Annual Meeting of Stockholders is more or less than 45 days from the one year anniversary of the 2009 Annual Meeting of Stockholders, your notice of a proposal will be timely if we receive it by the close of business on the tenth day following the earlier of the date on which a written statement setting forth the date of such meeting was mailed to the stockholders or the date on which it is first disclosed to the public. If we do not receive notice of your proposal within this time frame, our management will use its discretionary authority to vote the shares it represents as the Board may recommend. Your notice should be sent to our Vice President of Investor Relations, Ann Tanabe, at Three Riverway, Suite 300, Houston, Texas 77056. You may request a copy of the provisions of the Bylaws governing the requirements for notice from our Vice President of Investor Relations at the above address.

Other Matters
We have included a copy of our Annual Report to Stockholders and our Form 10-K for the fiscal year ended June 30, 2009, with this proxy statement, which includes our audited consolidated financial statements for the year then ended. We will bear the cost of soliciting proxies in the accompanying form. In addition to solicitation by mail, our officers, directors and regular employees may solicit your proxy by telephone, by facsimile transmission or in person, for which they will not be compensated.
We file annual, quarterly, current and special reports, proxy statements, and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC’s website at www.sec.gov and on our website at www.synthesisenergy.com. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street, N.E., Washington, D.C. 20549.
You may also request copies of any of our filings by writing or telephoning us at our principal executive office: Ann Tanabe, Vice President of Investor Relations, Synthesis Energy Systems, Inc., Three Riverway, Suite 300, Houston, Texas 77056, telephone (713) 579-0602.

By Order of the Board of Directors,
/s/ Robert Rigdon
Robert Rigdon
President and Chief Executive Officer

Annex A
CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF INCORPORATION
OF
SYNTHESIS ENERGY SYSTEMS, INC.
Pursuant to the provisions of Section 242 of the Delaware General Corporation Law, as amended (the “DGCL”), SYNTHESIS ENERGY SYSTEMS, INC., a Delaware corporation (the “Corporation”), hereby certifies as follows:
ARTICLE ONE
The name of the Corporation is SYNTHESIS ENERGY SYSTEMS, INC.
ARTICLE TWO
This amendment to the Corporation’s Certificate of Incorporation (the “Certificate of Incorporation”) was duly adopted in accordance with Section 242 of the DGCL by the board of directors on October 15, 2009 and by the stockholders of the Corporation at a meeting of the stockholders held on December 16, 2009.
ARTICLE THREE
Article V of the Certificate of Incorporation is deleted and replaced in its entirety as follows:
“ARTICLE V
(a) The total number of shares of stock of all classes which the Corporation shall have authority to issue is 220,000,000 shares consisting of (i) 200,000,000 shares of common stock, par value $.01 per share (the “Common Stock”), and (ii) 20,000,000 shares of preferred stock, par value $.01 per share (the “Preferred Stock”).
(b) Each holder of Common Stock shall be entitled to one vote for each share of Common Stock held of record by such holder on the record date for such vote. Except as otherwise required by the Delaware Law and subject to the rights of any holder of issued and outstanding shares of Preferred Stock, the holders of Common Stock shall possess all voting power, and holders of shares of Preferred Stock shall not be entitled to receive notice of any meeting of stockholders at which they are not entitled to vote. Subject to any preferential rights of any class or series of Preferred Stock outstanding from time to time, (i) when, as and if dividends or distributions are declared on outstanding shares of Common Stock, whether payable in cash, securities of the Corporation or other property, each holder of record of Common Stock on the record date for any such dividend or distribution shall be entitled to share ratably in such dividend or distribution in proportion to the number of shares of Common Stock held by such holder on the record date for such dividend or distribution and (ii) upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, each holder of outstanding shares of Common Stock shall be entitled to share ratably in the assets of the Corporation to be distributed among the holders of Common Stock in proportion to the number of shares of Common Stock held by such holder.

(c) (i) Preferred Stock may be issued from time to time either as a class without series or as a class having one or more series. All shares of Preferred Stock, if issued as a class without series, or all shares of Preferred Stock of any one series, if issued in series, shall be identical to each other in all respects and shall entitle the holders thereof to the same rights and privileges, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon, if cumulative, shall be cumulative.
(ii) The board of directors is hereby expressly vested with the authority to adopt a resolution or resolutions providing for the issuance of authorized but unissued shares of Preferred Stock and to fix in any such resolution or resolutions the designations, rights, voting rights, and relative, participating, optional or other special rights, if any, of such class or series of Preferred Stock and the qualifications, limitations or restrictions of any such class or series of Preferred Stock (a “Preferred Stock Resolution”). The authority of the board of directors to issue Preferred Stock shall include, without limitation, the power and authority to determine and establish by a Preferred Stock Resolution the following:
(1) Voting rights, if any, including, without limitation, the authority to confer multiple votes per share, voting rights as to specified matters or issues or, subject to the provisions of this Certificate of Incorporation, voting rights to be exercised either together with the holders of Common Stock as a single class, or independently as a separate class;
(2) The rate per annum and the times at and conditions upon which the holders of shares of such class or series shall be entitled to receive dividends, the conditions and dates upon which such dividends shall be payable and whether such dividends shall be cumulative or noncumulative, and, if cumulative, the terms upon which such dividends shall be cumulative;
(3) Redemption, repurchase, retirement and sinking fund rights, preferences and limitations, if any, the amount payable on shares of such class or series in the event of such redemption, repurchase or retirement, the terms and conditions of any sinking fund, the manner of creating such fund or funds and whether any of the foregoing shall be cumulative or noncumulative;
(4) The rights to which the holders of the shares of such class or series shall be entitled upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation;
(5) The terms, if any, upon which the shares of such class or series shall be convertible into or exchangeable for shares of stock of any other class or classes or of any other series of the same or any other class or classes, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

(6) The conditions or restrictions upon the creation of indebtedness of the Corporation or upon the issuance of additional Preferred Stock or other stock ranking on a parity therewith, or senior thereto, with respect to dividends or distribution of assets upon liquidation; and
(7) The conditions or restrictions with respect to the issuance of, payment of dividends upon, or the making of other distributions to, or the acquisition or redemption of, shares ranking junior to the Preferred Stock or to any series thereof with respect to dividends or distribution of assets upon liquidation.
(iii) Except as otherwise provided in a Preferred Stock Resolution, the number of shares constituting a series of Preferred Stock may be increased (but not above the total number of authorized shares of the class) or decreased (but not below the number of shares thereof then outstanding) to the fullest extent permitted by Delaware Law by like action of the board of directors.
(iv) Shares of any series of any Preferred Stock that have been redeemed (whether through the operation of a sinking fund or otherwise), purchased by the Corporation, or which, if convertible or exchangeable, have been converted into, or exchanged for, shares of stock of any other class or classes or any evidences of indebtedness shall resume the status which they had before being designated as part of a class of Preferred Stock and may be redesignated and reissued, all subject to the conditions or restrictions on issuance set forth in the Preferred Stock Resolution relating to any class or series of Preferred Stock and to any filing required by law.”
[Signature page follows]

IN WITNESS WHEREOF, the undersigned, being the duly authorized President & Chief Executive Officer of the Corporation, for the purpose of amending the Certificate of Incorporation of the Corporation pursuant to Section 242 of the DGCL, does make and file this Certificate of Amendment this 16th day of December, 2009.

SYNTHESIS ENERGY SYSTEMS, INC.
By:
Robert Rigdon, President & Chief Executive Officer

—. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . _____ .. . . . . . . . —
SYNTHESIS ENERGY SYSTEMS, INC.
Three Riverway, Suite 300 Houston, Texas 77056
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints Robert Rigdon and Kevin Kelly as the true and lawful attorneys, agents and proxies of the undersigned, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of Synthesis Energy Systems, Inc. held of record by the undersigned on October 23, 2009 at the Annual Meeting of Stockholders to be held at the Company’s headquarters located at Three Riverway, Suite 300, Houston, Texas 77056, on December 16, 2009, or any adjournment or postponement thereof.
(Continued and to be signed on the reverse side)
14475

ANNUAL MEETING OF STOCKHOLDERS OF
SYNTHESIS ENERGY SYSTEMS, INC.
December 16, 2009
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at www.synthesisenergy.com
Please sign, date and mail your proxy card in the envelope provided as soon as possible.
Please detach along perforated line and mail in the envelope provided. —— — 20630300303000000000 4 121609
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2 THROUGH 5.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x
FOR AGAINST ABSTAIN
1. Election of Directors: To elect six directors. 2. To approve an amendment to our Certificate of Incorporation to increase the number of authorized shares of common stock, par NOMINEES: value $.01 per share, from 100,000,000 to 200,000,000.
FOR ALL NOMINEES O Lorenzo Lamadrid O Robert Rigdon
O Donald Bunnell 3. To approve an amendment to our
Certificate of Incorporation to
WITHHOLD AUTHORITY
FOR ALL NOMINEES O Michael Storey authorize a class of preferred stock, consisting of 20,000,000 O Denis Slavich authorized shares, which may be issued in one or more series, FOR ALL EXCEPT O with such rights, preferences, privileges and restrictions as shall Harry Rubin (See instructions below) be fixed by our Board of Directors.
4. To ratify the selection of PricewaterhouseCoopers LLP to serve as our independent registered public accountants for the year ended June 30, 2010.
5. To consider and act on such other business as may properly come before the meeting or any adjournment or postponement
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” of the meeting. and fill in the circle next to each nominee you wish to withhold, as shown here:
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
Signature of Stockholder Date: Signature of Stockholder Date:
Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.